                                                                      Exhibit 99.1

Investor Relations
John Wright
Director, Investor Relations
(952) 887-8865, invest@toro.com

Media Relations
Branden Happel
(952) 887-8930, pr@toro.com
www.thetorocompany.com

For Immediate Release

TORO REPORTS RECORD FIRST QUARTER SALES AND NET EARNINGS

•	Net sales up 7 percent to $405.8 million
•	International sales up 19.5 percent
•	Earnings from operations up 15.2 percent
•	Net earnings per share up 6.8 percent to $0.47

BLOOMINGTON, Minn. (Feb. 21, 2008) – The Toro Company (NYSE: TTC) today reported record net sales and net earnings for its fiscal 2008 first quarter ended February 1, 2008.

Net earnings for the quarter totaled $18.6 million, or $0.47 per share, on net sales of $405.8 million.  In the comparable fiscal 2007 period, Toro reported net earnings of $18.5 million, or $0.44 per share, on net sales of $379.1 million.

“Sales grew in both our professional and residential segments due to strong contributions from our international business,” said Michael J. Hoffman, chairman and chief executive officer.  “In addition, with our continued focus on asset management, we reduced both accounts receivable and inventory.  While we’re concerned about the increasing domestic economic uncertainty, we believe our competitive position is strong and we are well-positioned for the upcoming season.”

SEGMENT RESULTS

Professional

•
Professional segment net sales for the fiscal 2008 first quarter increased 7.7 percent to $293.2 million.  International sales growth continued in most professional businesses including strong demand from golf and grounds equipment customers.  Also contributing to the increase were favorable currency effects and the acquisition of Rain Master™.  Partially offsetting this increase was a decline in domestic landscape equipment sales, mainly due to reductions in field inventory.

•
Professional segment earnings for the fiscal 2008 first quarter were $52.5 million, up $4.2 million compared with the fiscal 2007 first quarter.  The increase was mainly due to higher revenues, favorable currency changes and product mix.

Residential

•
Residential segment net sales for the fiscal 2008 first quarter increased 6.2 percent to $108.2 million.  The increase resulted primarily from strong sales of snowthrowers and continued demand for the new and innovative Toro® TimeCutter® zero-turning-radius mowers, which were somewhat offset by a decline in walk power mowers due to timing of shipments.

•
Residential segment earnings for the fiscal 2008 first quarter were $2.8 million, down $1.6 million compared with the fiscal 2007 first quarter.  The decrease was primarily due to lower gross margin as a result of increased freight expense and higher tooling associated with new product investments.

REVIEW OF OPERATIONS

Gross margin for the fiscal 2008 first quarter was 36.8 percent compared with 36.9 percent in the comparable fiscal 2007 period.  The slight decline in fiscal 2008 first quarter gross margin reflects mainly higher freight costs compared with the prior year’s first quarter.

SG&A expenses for the fiscal 2008 first quarter improved to 28.9 percent of net sales from 29.6 percent in last year’s first quarter.  The improvement resulted primarily from last year’s one-time retirement plan contribution expense and leveraging of fixed costs over higher sales. This was somewhat offset by higher marketing spending and additional investments in engineering.

Interest expense for the quarter was up $0.4 million, or an increase of 8.8 percent, compared to the prior year’s first quarter.

The effective tax rate for the first quarter of fiscal 2008 was 35.4 percent compared with 28.2 percent in the fiscal 2007 first quarter.  Last year’s tax rate reflected the retroactive reinstatement of the federal research and engineering tax credit.

Accounts receivable at the end of the fiscal 2008 first quarter totaled $344.7 million, down $12.5 million or 3.5 percent, on a sales increase of $26.7 million, or 7 percent.  Net inventories at the end of the fiscal 2008 first quarter totaled $295.9 million, down $11.5 million or 3.7 percent compared with the end of the fiscal 2007 first quarter.  Trade payables at the end of the fiscal 2008 quarter were down $5 million, or 4.7 percent, compared with the prior year’s first quarter.

BUSINESS OUTLOOK

“We’re off to a strong start in the new fiscal year, but remain mindful that our peak selling season is still ahead of us,” said Hoffman.  “Given the uncertainty in the economic environment and regional weather patterns, we are paying close attention to sales trends and field inventory, and are focusing on helping our retail partners drive demand for our strong brands and innovative new products.”

The company now expects to report an 8 to 10 percent increase in fiscal 2008 net earnings per share on revenue growth of 2 to 4 percent.

For its fiscal second quarter, Toro currently expects to report net earnings per share of $1.87 to $1.93.

The Toro Company is a leading worldwide provider of outdoor maintenance and beautification products for home, recreation and commercial landscapes.

LIVE CONFERENCE CALL
February 21, 2008 10:00 a.m. CST
www.thetorocompany.com/invest

The Toro Company will conduct a conference call and webcast for investors beginning at 10:00 a.m. Central Time (CST) on February 21, 2008.  The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor
Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties that may affect the company’s operating results or overall financial position at the present include: slow growth rates in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; fluctuations in the cost and availability of raw materials, including steel, resins and other commodities; rising fuel and other costs of transportation; the impact of abnormal weather patterns and natural disasters; the level of growth in our markets, including the golf market; reduced government spending for grounds maintenance equipment due to reduced tax revenue and tighter government budgets; dependence on The Home Depot as a customer for the residential segment; elimination of shelf space for our products at retailers; inventory adjustments or changes in purchasing patterns by our customers; market acceptance of existing and new products; increased competition; our ability to achieve the goals for our current three-year growth, profit and asset management initiative called “GrowLean” which is intended to improve our revenue growth, after-tax return on sales and working capital efficiency; our increased dependence on international sales and the risks attendant to international operations; interest rates and currency movements including, in particular, our exposure to foreign currency risk; our relationships with our distribution channel partners, including the financial viability of distributors and dealers; our ability to successfully achieve our plans for and integrate acquisitions and manage alliances; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; unforeseen product quality problems in the development, production and usage of new and existing products; loss of or changes in executive management or key employees; ability of management to manage around unplanned events; our reliance on our intellectual property rights and the absence of infringement of the intellectual property rights of others;  the occurrence of litigation or claims, including the previously disclosed pending litigation against the company and other defendants that challenges the horsepower ratings of lawnmowers, of which the company is currently unable to assess whether the litigation would have a material adverse effect on the company’s consolidated operating results or financial condition, although an adverse result might be material to operating results in a particular reporting period.  In addition to the factors set forth in this paragraph, market, economic, financial, competitive, weather, production and other factors identified in Toro's quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this statement.

(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended
	February 1, 2008	February 2, 2007
Net sales	$405,799	$379,088
Gross profit	149,137	140,065
Gross profit percent	36.8%	36.9%
Selling, general, and administrative expense	117,117	112,281
Earnings from operations	32,020	27,784
Interest expense	(4,883)	(4,487)
Other income, net	1,698	2,391
Earnings before income taxes	28,835	25,688
Provision for income taxes	10,208	7,238
Net earnings	$18,627	$18,450

Basic net earnings per share	$0.49	$0.45

Diluted net earnings per share	$0.47	$0.44

Weighted average number of shares of common stock outstanding – Basic	38,386	41,139

Weighted average number of shares of common stock outstanding – Dilutive	39,395	42,253

Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended
Segment Net Sales	February 1, 2008	February 2, 2007
Professional	$293,196	$272,142
Residential	108,176	101,858
Other	4,427	5,088
Total*	$405,799	$379,088

* Includes international sales of	$158,457	$132,613

	Three Months Ended
Segment Earnings (Loss) Before Income Taxes	February 1, 2008	February 2, 2007
Professional	$52,510	$48,360
Residential	2,824	4,379
Other	(26,499)	(27,051)
Total	$28,835	$25,688

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	February 1, 2008	February 2, 2007
ASSETS
Cash and cash equivalents	$29,762	$30,051
Receivables, net	344,682	357,165
Inventories, net	295,923	307,415
Prepaid expenses and other current assets	14,626	14,905
Deferred income taxes	56,870	55,801
Total current assets	741,863	765,337

Property, plant, and equipment, net	170,569	169,304
Deferred income taxes	6,665	1,862
Goodwill and other assets, net	112,012	97,933
Total assets	$1,031,109	$1,034,436

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$2,241	$75,000
Short-term debt	85,800	127,100
Accounts payable	101,866	106,881
Accrued liabilities	241,737	230,485
Total current liabilities	431,644	539,466

Long-term debt, less current portion	228,241	100,000
Deferred revenue and other long-term liabilities	17,086	9,142
Stockholders’ equity	354,138	385,828
Total liabilities and stockholders’ equity	$1,031,109	$1,034,436

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Three Months Ended
	February 1, 2008	February 2, 2007
Cash flows from operating activities:
Net earnings	$18,627	$18,450
Adjustments to reconcile net earnings to net cash used in operating activities:
Equity losses from investments	41	59
Provision for depreciation and amortization	10,986	10,334
Gain on disposal of property, plant, and equipment	(39)	(46)
Gain on sale of a business	(123)	-
Stock-based compensation expense	1,881	1,944
(Increase) decrease in deferred income taxes	(1,568)	90
Changes in operating assets and liabilities:
Receivables	(62,267)	(62,588)
Inventories	(46,799)	(67,261)
Prepaid expenses and other assets	(3,885)	(5,737)
Accounts payable, accrued liabilities, and deferred revenue and other long-term liabilities	13,116	(6,099)
Net cash used in operating activities	(70,030)	(110,854)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(11,027)	(12,478)
Proceeds from asset disposals	39	47
Increase in investment in affiliates	(250)	-
Decrease (increase) in other assets	133	(754)
Proceeds from sale of a business	1,152	-
Acquisitions, net of cash acquired	(1,000)	(1,088)
Net cash used in investing activities	(10,953)	(14,273)

Cash flows from financing activities:
Increase in short-term debt	85,428	126,780
Repayments of long-term debt, net of costs	(374)	-
Excess tax benefits from stock-based awards	243	2,758
Proceeds from exercise of stock options	1,010	4,145
Purchases of Toro common stock	(31,835)	(29,029)
Dividends paid on Toro common stock	(5,737)	(4,929)
Net cash provided by financing activities	48,735	99,725

Effect of exchange rates on cash	(37)	(70)

Net decrease in cash and cash equivalents	(32,285)	(25,472)
Cash and cash equivalents as of the beginning of the fiscal period	62,047	55,523

Cash and cash equivalents as of the end of the fiscal period	$29,762	$30,051